CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

* * * * * *

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Best Care, Inc. (hereinafter called the “Corporation”).

SECOND: The Articles of Incorporation of the Corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article:

“1. The name of the corporation (hereinafter called the “Corporation”) is Beijing Logistic, Inc.”

THIRD: The Articles of Incorporation of the Corporation is hereby amended by striking out Article 9(a) thereof and by substituting in lieu of said Article the following new Article:

“9(a) The total number of shares of stock which the Corporation shall authority to issue is Five Hundred and Five Million (505,000,000) which shall consist of (i) Five Hundred Million (500,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

FOURTH: The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 57,674,967 shares approved the foregoing actions.

FIFTH: Effective date of filing (optional):                                             .
(must not be later than 90 days after the certificate is filed)

SIXTH: Officer Signature (Required):                                                  .
Yu Zhang (CEO)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Articles of Incorporation to be signed by its duly authorized officer this ___ day of January 2008.

By: Name: Yu Zhang Title: Chief Executive Officer